EXHIBIT 10.1

LOAN AGREEMENT

             THIS LOAN AGREEMENT ("Agreement"), is made and entered into this 22nd day of March, 2001, by and among AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO, a national banking association ("Bank"), and ELECTRIC CITY CORP., a Delaware corporation ("ELECTRIC"), and SWITCHBOARD APPARATUS INC., a Delaware corporation ("SWITCHBOARD") (ELECTRIC and SWITCHBOARD are individually referred to as a "Borrower" and collectively as "Borrowers").

R E C I T A L S

             1.          Borrowers, now and from time to time hereafter, may request loans, advances, extensions of credit and/or other financial accommodations from Bank; and

             2.          Bank has agreed to lend monies and/or make advances, extensions of credit or other financial accommodations to, on behalf of or for the benefit of Borrowers pursuant to the terms and conditions set forth in this Agreement.  Capitalized terms in this Agreement which are not otherwise defined shall have the meanings set forth in Section 2.

             NOW,  THEREFORE, in consideration of any loan, advance, extension of credit and/or other financial accommodation at any time made by Bank to or for the benefit of Borrowers, and of the promises set forth herein, the parties hereby agree as follows:

             2.          CREDIT FACILITIES.  Subject to and upon the terms and conditions herein set forth, Bank agrees to make available to Borrowers the following credit facilities:

                           2.1        Revolving Credit.

                                         (1)         Borrowing Capacity.  Bank shall make available to Borrowers, a secured revolving credit facility (the "Revolving Credit") with a maximum principal amount at any one time outstanding equal to the lesser of (i) $2,000,000.00 or (ii) the Borrowing Base (such amount, as increased or reduced from time to time pursuant to the terms hereof, the "Commitment").  The Revolving Credit shall be subject to all of the terms hereof, may be availed of by Borrowers from time to time, may be repaid by Borrowers and may be availed of by Borrowers again.

                                         (2)         Revolving Note.  The Revolving Credit shall be evidenced by the Revolving Note of Borrowers (as amended from time to time, the "Revolving Note").

                                         (3)         Interest Rate.  All Advances under the Revolving Credit shall bear interest (computed for the actual number of days elapsed on the basis of a 360 day year) until maturity (whether by lapse of time, acceleration or otherwise) at the Revolving Credit Interest Rate.

                                         (4)         Interest and Principal Payments.  Borrowers shall make monthly payments of all accrued and unpaid interest under the Revolving Credit.  The monthly interest payments shall be due on the first day of each month commencing April 1, 2001.  All outstanding principal and all accrued and unpaid interest under the Revolving Credit shall be due and payable on March 22, 2002, unless sooner accelerated.

                                         (5)         Advances.  Borrowers shall give Bank notice prior to 1:00 p.m. (Chicago time) on the date it requests that any advance be made to it under the Revolving Credit.  The proceeds of each advance under the Revolving Credit shall be made available to Borrowers at the office of Bank.  As a condition of any advance under the Revolving Credit, Borrowers shall deliver to Bank such certifications and other materials as may be required by Bank in its reasonable discretion.

                                         (6)         Unused Commitment Fee.  Borrowers shall pay to Bank an unused commitment fee on the average unused balance of the Revolving Credit at the per annum rate of  1/2% on the amount by which $2,000,000 exceeds the average principal amount of the Revolving Credit outstanding from time to time (computed on a daily basis); provided, however, that if the average unused balance of the Revolving Credit outstanding from time to time is less than $1,000,000.00, then no fee shall be payable.  This fee shall be payable on a quarterly basis and shall be due within 30 days following the end of each calendar quarter commencing March 31, 2001; provided, however, upon the maturity date of the Revolving Credit any fees due hereunder shall become immediately due and payable at maturity.

                                         (7)         Prepayment.  Borrowers may repay amounts outstanding under the Revolving Credit, in whole or in part, at any time without penalty or premium.  Borrowers shall be required to prepay the Revolving Credit to the extent the principal amount outstanding under the Revolving Credit plus the face amount of outstanding Letters of Credit exceeds the amount permitted to be borrowed (or extended by virtue of Letters of Credit) pursuant to Section 1.1(a).  Any such mandatory prepayment shall be due upon demand by Bank.

                           2.2        Term Loan.

                                         (1)         Principal Amount.  Bank shall provide to Borrowers a secured term loan in the principal amount of $500,000.00 (the "Term Loan").

                                         (2)         Term Note.  The Term Loan shall be evidenced by a Term Note of Borrowers (as amended from time to time, the "Term Note").

                                         (3)         Interest Rate.  The Term Loan shall bear interest (computed for the actual number of days elapsed on the basis of a 360-day year) until maturity (whether by lapse of time, acceleration or otherwise) at the Term Interest Rate.

                                                     (4)          Interest and Principal Payments.  Borrowers shall make equal consecutive monthly principal installments of $8,333.33 under the Term Loan, plus monthly payments of all accrued and unpaid interest.  The monthly principal and interest payments shall be due on the first day of each month commencing April 1, 2001.  A final payment of all outstanding principal and all accrued and unpaid interest shall be due and payable on March 22 , 2004.

                                         (5)         Prepayment.  Borrowers may repay amounts outstanding under the Term Loan, in whole or in part, from time to time as Borrowers may desire.

                           2.3        Conditions to Bank's Obligations to Make Initial Advance.  As a condition to Bank's obligations to make the initial advance of the Revolving Credit and the Term Loan hereunder, (i)(a) Bank shall have completed and be satisfied with the results of a field audit, due diligence inquiry and fixed asset appraisal of each Borrower; (b) all representations and warranties of each Borrower  in the Loan Documents shall be true and correct and there shall exist no Event of Default, nor shall any event or circumstance exist, that with notice or the passage of time, would constitute an Event of Default; (c) there shall not have been a material adverse change in the business, operations, financial condition or prospects of any Borrower as determined by Bank in its sole discretion; (d) Borrowers shall have paid to Bank the costs and expenses provided for in Section 6.8; (e) each of the following shall have been delivered to Bank, in form and substance satisfactory to Bank, in its sole discretion: (i) an opinion of Borrowers’ counsel; (ii) certified copy of articles of incorporation and bylaws (or other analogous organizational documents) for each Borrower, (iii) certified copy of resolutions for Borrowers, authorizing the actions of each such party; (iv) evidence of insurance complying with Section 4.10 for the business and properties of Borrowers (v) certified copies of the following documents in form and substance satisfactory to Bank, in its sole discretion; (vi) Good Standing Certificates of each Borrower; (vii) any UCC financing statements, landlord lien waivers and lien waivers of any Borrower’s shipping organizations, landlords, owners of storage facilities or such other parties as the Bank may require in its sole discretion; and (viii) such other documents or materials requested by Bank in its sole discretion.  The acceptance of benefits of each Borrower shall constitute a representation and warranty by each Borrower to Bank that all of the applicable  representations and warranties in Article 3 and the covenants of each Borrower in Article 4, as the case may be, exist as of that time.

                           2.4        Letters of Credit .  Upon Borrowers’ written request, subject to the satisfaction by Borrowers of all conditions to Advances under the Revolving Credit and subject to the execution and delivery by Borrowers of documentation customarily required by Bank in connection with the issuance of letters of credit, Bank shall issue or cause to be issued one or more letters of credit (each such letter of credit, as from time to time amended or modified, "Letter of Credit").  Each Letter of Credit will have a term which expires on or prior to the expiration of the Revolving Credit.  Borrowers agree to pay to Bank any reasonable out-of-pocket expenses incurred by Bank in connection with issuing or causing such Letters of Credit to be issued to Borrowers, plus all customary issuance and administrative fees and charges customarily imposed by Bank for the issuance and administration of Letters of Credit.  All Letters of Credit shall be denominated in U.S. dollars.

                           1.5        Conditions to Bank's Obligations to Make Any Advance.  Bank shall not be required to make any Advance unless on the applicable borrowing date:

                                         (1)         There exists no Event of Default hereunder and no event or circumstance exist, that with notice or the passage of time, would constitute an Event of Default; and

                                         (2)         The representations and warranties contained in Article 3 hereof are true and correct in all material respects as of such borrowing date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date; and

                                         (3)         Each Borrower is in compliance with all covenants set forth in this Agreement.

                           1.6        Late Charge.  Bank may upon a delinquent payment, at its sole option, assess a late charge equal to 5% of the amount of any delinquent payment to cover the additional expense involved in handling such payment, which charge shall constitute additional indebtedness, payable in immediately available funds on demand.

                           1.7        Security.  As security for the payment of the Revolving Credit and the Term Loan, Borrowers have concurrently herewith granted to Bank a first security interest in all of the respective assets of Borrowers including, but not limited to, all of Borrowers’ accounts receivable, inventory, equipment, trademarks, copyrights, patents and other intellectual property, general intangibles, insurance and the proceeds therefrom and any and all other assets and property of  Borrowers, wherever located, and all the products and proceeds therefrom, whether now existing or hereafter acquired.

                           1.8        Lockbox.  All checks, monies, drafts and proceeds of Collateral shall, at Bank’s option, be collected through a lock box or be immediately deposited in kind by Borrowers in a depository account in Bank’s name.  Upon request of Bank, all proceeds deposited in such lock box or depository account shall be applied to the outstanding principal balance of the credit facilities hereunder one business day after receipt of such payment. Each Borrower shall execute any agreements or instruments necessary, in Bank’s discretion, to effect the foregoing.

             3.          DEFINED TERMS.

                          2.1        Advance .  The term “Advance” shall mean any extension of credit pursuant to the Revolving Credit, including any advance of any loan or issuance of any Letter of Credit.

                           2.2        Affiliate.  The term "Affiliate" shall mean any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person.  A Person shall be deemed to control another Person for the purposes of this definition if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the second Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise.

                           2.3        Borrowing Base.  The term "Borrowing Base" shall mean the sum of (a) (i) 80% of the face amount of Eligible Receivables of Switchboard, (ii) 70% of the face amount of Eligible Receivables of Electric, and (iii) 25% of Eligible Inventory of Switchboard and Electric; provided, however, that the amount of the Borrowing Base attributable to the Eligible Inventory shall not exceed $800,000.00.  The Borrowing Base shall be computed only as against and on so much of the Eligible Receivables and Eligible Inventory as are included in the certifications or other appropriate evidence from time to time furnished by Borrowers to Bank pursuant hereto.

                           2.4        Cash Flow.  The term "Cash Flow" shall mean for any period of Borrowers, the consolidated net income of Borrowers, determined in accordance with generally accepted accounting principles consistently applied plus (i) Interest Expense for such period minus (ii) federal and state income taxes of Borrowers for such period plus (iii) all depreciation and amortization of capitalized costs for such period less (iv) expenditures on all items (including, without limitation, leases) the cost of which are or should be capitalized in accordance with generally accepted accounting principles plus (v) the portion of capitalized expenditures that is financed by Borrowers minus (vi) any dividends declared or paid (other than dividends of preferred or common stock of Borrower or options or warrants to acquire capital stock of Borrower, during such period.  The adjustments described in (i), (ii) and (iii) above shall be made only to the extent such amounts were deducted from or included in the calculation of Borrowers’ net income.

                           2.5        Collateral.  The term "Collateral" shall mean all personal property from time to time subject to the security interest granted to Bank pursuant to the Loan Documents.

                           2.6        Debt Service.  The term "Debt Service" shall mean, for any period, the sum of Interest Expense for such period and the principal portion of Borrowers’ Total Debt payable during such period, determined in accordance with generally accepted accounting principles.

                           2.7        Eligible Inventory.  The term "Eligible Inventory" shall mean the value of the finished goods inventory and raw materials of Borrowers (excluding work in process), determined at the lower of cost or market on a first-in, first-out basis which is, at all times:  (a) in first class, good and marketable condition such that it may be sold or used in the ordinary course of Borrowers’ businesses; (b) of the type and quality ordinarily dealt with in the course of Borrowers’ businesses; (c) not stored with a bailee, warehouseman or similar party without Bank's prior written consent or without Bank having received a landlord lien waiver, UCC financing statements or other waiver from such bailee, warehouseman or similar party in form and substance satisfactory to Bank in its sole discretion; (d) owned by Borrowers, subject to a first priority perfected security interest in favor of Bank and not subject to any claim, lien, security interest or other encumbrance whatsoever; and (e) not unacceptable due to age, type, category, quality and/or quantity, as determined by Bank in its reasonable discretion.

                           2.8        Eligible Receivables.  The term "Eligible Receivables" shall mean an Account (as defined in the Uniform Commercial Code from time to time in effect in the State of Illinois) arising out of the sale of inventory or the rendering of services in the ordinary course of Borrowers’ businesses less any discounts, credits, allowances and reserves for returns in accordance with industry custom and practice and generally accepted accounting principles consistently applied, which meets the following requirements at all times:  (a) it is evidenced by an invoice rendered to the account debtor thereunder and is due and payable within 90 days after the date of the invoice; (b) it is not outstanding for more than 90 days after the date of the invoice therefor; (c) it is not subject to any assignment, claim, lien, security interest or encumbrance whatsoever, other than the perfected security interest of Bank; (d) it is a valid, legally enforceable and unconditional obligation of the account debtor thereunder, and is not subject to set off, counterclaim, credit, allowance (other than trade allowances granted in the ordinary course of business) or adjustment by the account debtor thereunder and such account debtor has not refused to accept and/or has not returned or offered to return any of the inventory which is subject of such Account or, in the case of services rendered, has not contested the adequacy of services which is the subject of the Account; (e) there are no proceedings or actions which are then threatened or pending against the account debtor or any other facts or circumstances, as reasonably determined by Bank, which might result in any material adverse change in the account debtor's financial condition or in its ability to pay any account in full; (f) the account debtor is not a director, officer, employee, agent or Affiliate of any Borrower, (g) the account debtor is a resident or citizen of and is located within the United States of America or has established a letter of credit to support the purchase of inventory or services of any Borrower on terms acceptable to Bank in its sole discretion; (h) it does not arise out of a contract or order which, by its terms, forbids or makes void or unenforceable the assignment by any Borrower to Bank of the Account arising with respect thereto; (i) it is not an Account of an account debtor, 25% or more of the Accounts of such account debtor have been outstanding for more than 90 days following the invoice date therefor; (j) it is not an Account of any foreign account debtor or any governmental agency, department, bureau or instrumentality thereof, unless Bank approves in writing of such foreign account debtor or governmental body and, in the case of a governmental body, Bank (i) receives a written acknowledgment from such governmental agency of Bank’s security interest, in a form satisfactory to Bank, in such Account or such documents as provided for in the Federal Assignment of Claims Act or similar statutes, as applicable or, (ii) waives the requirement of such acknowledgment or other documents; and (k) it is not an Account arising from inventory sold on consignment, "sale on approval" or "sale or return." Any Account which is at any time an Eligible Receivable, may cease to be an Eligible Receivable if, at any time, it fails to satisfy any of the requirements of this Paragraph.

                           2.9        Environmental Laws.  The term “Environmental Laws” shall mean any applicable United States, state, county or local statutes, laws, regulations, rules, ordinances, codes, licenses or permits of any governmental authorities relating to environmental matters including, but not limited to, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Resource Conservation and Recovery Act of 1976, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (and any amendments or extensions thereof), and the Toxic Substances Control Act.

                           2.10      Event of Default.  The term “ Event of Default” shall have the meaning assigned to it in Section 5.1.

                           2.11      Interest Expense.  The term " Interest Expense" shall mean, for any period, the aggregate amount of interest accrued by each Borrower during such period in respect of Total Debt (including, without limitation, the interest portion, determined in accordance with generally accepted accounting principles, of all lease payments accrued during such period in respect to all leases which should have been or must be, in accordance with generally accepted accounting principles, recorded as capital leases) excluding any interest accrued or paid with respect to Subordinated Debt during such period.

                           2.12      Letters of Credit.  The term “ Letters of Credit” shall have the meaning assigned to it in Section 1.4.

                           2.13      Liabilities.  The term " Liabilities" shall mean all obligations and liabilities of Borrowers to Bank howsoever arising, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable, however evidenced, credited, incurred, owing and however arising under this Agreement, the other Loan Documents or otherwise.

                           2.14      Loan Documents.  The term " Loan Documents" shall mean this Agreement, the Notes, any Security Agreements, any Letters of Credit, and all other documents, instruments and agreements in connection with the Loans, as the same are hereafter amended from time to time.

                           2.15      Loans.  The term "Loans" shall mean the Revolving Credit and the Term Loan, as the same are hereafter amended from time to time.

                           2.16      Notes.  The term "Notes" shall mean the Revolving Note and the Term Note as the same are hereafter amended from time to time.

                           2.17      Payables Report.  The term " Payables Report" shall mean a monthly report that includes, as of the last business day of the preceding calendar month, an aged trial balance of each Borrower's accounts payable, a listing of the names and, upon request by Bank, the addresses, of all applicable account creditors and such other information as may be required by Bank.

                                        2.18      Person.  The term "Person" shall mean any individual, trust, corporation, partnership, limited liability company or other entity.

                           2.19      Receivables Report.  The term "Receivables Report" shall mean a monthly report that includes, as of the last business day of the preceding calendar month of each Borrower, an aged trial balance of Accounts, a listing of the names and addresses of all applicable account debtors, an indication as to which Accounts listed therein do not qualify as Eligible Receivables hereunder and such other information as may be required by Bank.

                           2.20      Revolving Credit Interest Rate.  The term “Revolving Credit Interest Rate” shall mean the variable per annum rate equal to the Bank’s Corporate Base Rate from time to time in effect and after an Event of Default or maturity (whether by lapse of time, the occurrence of the stated maturity date, acceleration or otherwise) until paid in full, the variable per annum rate determined by adding 3% to the Bank’s Corporate Base Rate from time to time in effect.

                           2.21      Schedule of Inventory.  The term "Schedule of Inventory" shall mean a schedule, in form acceptable to Bank, of inventory owned by each Borrower and in each Borrower’s possession as of the last business day of the preceding month, valued at the lower of cost or market value on a first-in, first-out basis, and including information on all sales or other reductions of and all additions to inventory, all returns of inventory, all credits issued by each Borrower, all claims against each Borrower in connection with inventory, all inventory which is not Eligible Inventory hereunder, and such other information as may be required by Bank.

                           2.22      Security Agreements.  The term “Security Agreements” shall mean those certain security agreements of even date herewith, as amended from time to time, by and between Bank and each Borrower securing the payment of the Liabilities by Borrowers, the performance of the covenants and agreements made by Borrowers in the Loan Documents and the payments, advances or expenditures made by Bank to Borrowers pursuant to the Loan Documents.

                           2.23      Term Interest Rate.  The term "Term Interest Rate" shall mean the variable per annum rate equal to the Bank’s Corporate Base Rate from time to time in effect and after an Event of Default or maturity (whether by lapse of time, the occurrence of the stated maturity date, acceleration or otherwise) until paid in full, the variable per annum rate determined by adding 3% to the Bank’s Corporate Base Rate from time to time in effect.

                           2.24      Total Capital Funds.  The term “Total Capital Funds” shall mean the sum of the excess of the total consolidated assets of Borrowers over total consolidated liabilities of Borrowers.  For purposes hereof, total assets and total liabilities shall each be determined in accordance with generally accepted accounting principles consistently applied.

                           2.25      Total Debt.  The term "Total Debt" shall mean, as of any time, the aggregate of all liabilities, reserves and any other items howsoever arising, whether primary, secondary, direct, contingent, fixed or otherwise, which would be listed as a liability on the balance sheets of Borrowers in accordance with generally accepted accounting principles as now in effect, and in any event including the Liabilities, all indebtedness or liabilities of any other person which Borrowers may guaranty or otherwise be responsible or liable for (other than any liability arising out of the endorsement of commercial paper for deposit or collection in the ordinary course of business), all indebtedness and liabilities secured by any lien or any security interest on any property or assets of Borrowers, whether or not the same would be classified as a liability on a balance sheet, the liabilities of Borrowers in respect of banker's acceptances and the aggregate over the remaining unexpired term of all leases which should have been or must be, in accordance with generally accepted accounting principles, recorded as capital leases in respect of which Borrowers are liable as lessees.

             4.          REPRESENTATIONS AND WARRANTIES OF BORROWERS.  As of the date hereof (and as of the date of each Advance hereunder) Borrowers represent and warrant to Bank as follows:

                           4.1        Organization; Ownership of Borrower.  Electric is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and is duly qualified and licensed to do business and is in good standing as a foreign entity in all other jurisdictions where the character of its properties or the nature of its activities makes such qualification necessary.  Switchboard is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and is duly qualified and licensed to do business and is in good standing as foreign entities in all other jurisdictions where the character of its properties or the nature of its activities make such qualifications necessary.  No Borrower owns capital stock of any corporation or any interest in any partnership, joint venture or other entity except as set forth on Schedule 3.1.  There are no options, warrants or other rights of any individual or entity to acquire any interest or stock in any Borrower.

                           4.2        Duties and Nature of Obligations.  Each Borrower is authorized to execute, deliver and perform all of its duties and obligations under the Loan Documents, and upon the execution and delivery of the Loan Documents, such documents shall constitute the legal, valid and binding obligations of such Borrower, enforceable in accordance with their respective terms, except to the extent the same are limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by general equitable principles.  The execution and delivery of the Loan Documents by each Borrower, and the performance by each Borrower of the obligations under the Loan Documents do not constitute the breach of any provision contained in any Borrower's Articles of Incorporation or Bylaws or any agreement to which any Borrower is now a party or by which its assets are bound and do not violate any applicable order, decree, restriction, regulation or law.

                           4.3        Liens and Encumbrances .  Except as set forth on Schedule 3.3 and other than security interests in favor of Bank, each Borrower is lawfully possessed and the sole owner of its assets free and clear of any security interest, lien or encumbrance of any kind or character, legal or equitable.

                           4.4        Licenses.  Each Borrower has and is current and in good standing with respect to all approvals, permits, licenses, certificates, inspections, consents and franchises necessary to conduct its business as heretofore conducted by each Borrower and to own or lease and operate the properties now owned or leased by each Borrower.

                           4.5        Taxes.  Each Borrower has duly filed all United States, state and other governmental tax returns which are required by law to be filed by it and has paid all taxes and assessments payable by it, which have become due, except for tax returns for which Borrowers have secured extensions to file, which have become due, except for those contested in good faith and adequately disclosed and fully provided for on the consolidated financial statements of such Person in accordance with generally accepted accounting principles.  Each Borrower has at all times paid, or has provided adequate reserves for the payment of, all federal, state and foreign income taxes applicable for all prior fiscal years and for the current fiscal year to date.

                           4.6        Litigation.  There is no litigation or any governmental proceeding pending, nor to the knowledge of any Borrower threatened, against any Borrower which, if adversely determined, would result in any adverse change in the financial condition, business, operations or properties of any Borrower.

                           4.7        Financial Statements .  Each balance sheet, profit and loss statement and statement of cash flows and each interim financing statement heretofore furnished to Bank, truly and accurately reflects the financial condition of each Borrower as of the date thereof and the results of operations of each Borrower for the period covered thereby.  Borrowers have no contingent liabilities which are material to them other than as indicated on said financial statements and since the date of such financial statements there has been no material adverse change in the financial condition, properties, business or operations of any Borrower.

                           4.8        Collateral.  All of the Collateral is currently located and maintained at the location(s) set forth on Schedule 3.8 and has been located at such location(s) for the 4-month period ending as of the date hereof, or in the case of collateral acquired by any Borrower during the 4-month period ending as of the date hereof, for the entire time such collateral has been in the possession of such Borrower.

                           4.9        ERISA.  Each Borrower is in compliance in all material respects with the Employee Retirement Income Security Act of 1974 ("ERISA") (or other analogous statutes or laws) to the extent applicable to it and have received no notice to the contrary from the Pension Benefit Guaranty Corporation ("PBGC") or any other governmental entity or agency; and Borrowers have no liability to PBGC in respect of unfunded employee benefit plan liabilities if all employee benefit plans covering any of the officers or employees of any Borrower were terminated as of the date hereof.

                           4.10      Burdensome Contracts with Affiliates.  No Borrower is a party to any contract, agreement, lease or business arrangement with an Affiliate on terms and conditions which are less favorable to such Borrower than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

                           4.11      Environmental.  Each Borrower's business operations and the ownership, use, maintenance and operation of its businesses and property (personal and real) have been, at all times, in compliance, in all material respects, with all Environmental Laws.

                           4.12      Compliance with Law.  Each Borrower is in material compliance with all laws, rules and regulations, determinations of any arbitrator, court or any federal, state or local government or other political subdivision thereof exercising executive, legislative, judicial, regulatory or administrative functions.

                           4.13      True and Complete Disclosure .  All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of Borrowers in writing to Bank for purposes of or in connection with this Agreement or any transaction contemplated herein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of any such Person in writing to Bank hereunder will be true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided.  There is no fact known to any of the Borrowers which could reasonably be expected to have a material adverse effect which has not been disclosed herein or in such other documents, certificates and statements furnished to Bank for use in connection with the transactions contemplated hereby.

             5.          COVENANTS OF BORROWERS.

             Each Borrower agrees that, so long as any amount remains unpaid on the Notes or any credit is available to or in use by a Borrower hereunder or any fees or other amounts payable by any Borrower to Bank hereunder remains unpaid:

                           5.1        No Liens or Encumbrance s.  Borrowers will not pledge, mortgage or otherwise encumber, or permit to exist any lien, security interest or charge upon, any assets or property of any kind or character at any time owned by any Borrower without the prior written consent of Bank with the exception of those existing liens listed on Schedule 4.1; provided, however, that nothing in this Paragraph contained shall operate to prevent any liens, pledges or deposits in connection with (i) workmen's compensation, taxes, assessments, statutory obligations or other similar charges, provided in each case that the obligation or liability arises in the ordinary course of business and is not overdue, or if overdue, is being contested in good faith by appropriate proceedings or (ii) purchase money security interests provided that the aggregate amount of debt underlying such purchase money security interests does not, at any time, exceed $250,000.

                           5.2        Maintain Licenses .  Each Borrower will maintain and keep in full force and effect all licenses and permits necessary to conduct its business and will, upon request of Bank, furnish to Bank evidence of renewal of any and all licenses and permits within 30 days prior to the expiration thereof.

                           5.3        No Other Indebtedness .  Borrower will not issue, incur, assume, create or have outstanding any indebtedness for borrowed money (including, without limitation, any indebtedness representing the deferred purchase price of property, any liability in respect of banker's acceptances or letters of credit, any indebtedness, whether or not assumed, secured by liens on property acquired by any Borrower at the time of the acquisition thereof or the liability of any Borrower under any leases which should be capitalized under generally accepted accounting principles) and no Borrower will guaranty any indebtedness or similar obligation of any other Person without the prior written consent of Bank; provided, however, that the foregoing provisions shall not restrict nor operate to prevent (a) the indebtedness of any Borrower owing to Bank, (b) trade indebtedness incurred by any Borrower in the ordinary course of business (c) indebtedness fully subordinated to Bank on terms and conditions acceptable to Bank in its sole discretion (d) the indebtedness listed on Schedule 4.3 and (e) indebtedness not to exceed $250,000 in the aggregate in connection with purchase money obligations of Borrowers.

                           5.4        Payment of Taxes .  Each Borrower will duly pay and discharge all taxes, levies, assessments, fees and governmental charges upon or against it or against its properties, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings.

                           5.5        Notice of Litigation .  Each Borrower will notify Bank within 10 days after (a) becoming aware of any dispute or facts or circumstances that may result in a dispute which involve an aggregate liability of any Borrower in excess of $25,000 in excess of the amount, if any, covered by any insurance policy of such Borrower or which, if adversely determined, would otherwise result in any material adverse change in the financial condition, properties, business, operations or prospects of such Borrower, or (b) receiving any notice of an actual or threatened claim, litigation or governmental proceeding against any Borrower which involves an aggregate liability of such Borrower in excess of $25,000 in excess of the amount, if any, covered by any insurance policy of such Borrower which, if adversely determined, would otherwise result in any material adverse change in the financial condition, properties, business or operations of any Borrower.

                           5.6        Use of Proceeds .  Proceeds from the Revolving Credit shall be used to support the working capital and letter of credit needs of the Borrowers.   Proceeds from the Term Loan shall be used to retire existing senior indebtedness and finance a portion of Electric’s acquisition of Switchboard.

                           5.7        Financial Reports .  Each Borrower will maintain a standard and modern system of accounting in accordance with generally accepted accounting principles consistently applied, shall furnish to Bank and its duly authorized representatives such information respecting the business and financial condition of each Borrower as Bank may reasonably request from time to time, and shall permit Bank from time to time during business hours to examine, inspect, make extracts from books and records of each Borrower (whether at such Borrower's place of business or elsewhere) and make such other investigations as Bank may deem necessary or appropriate.  Each Borrower will furnish to Bank:

                                         (1)         As soon as available, and in any event within 20 days following the final day of each calendar month, (A) a Borrowing Base certificate in form and substance reasonably satisfactory to Bank (i) certifying that each Borrower has complied with all of the terms of this Agreement and the Loan Documents, that all representations and warranties in this Agreement and the Loan Documents remain true and correct as of the date thereof and that Borrowers are in compliance with all covenants in this Agreement, (ii) certifying that no Event of Default has occurred or is continuing as of the date thereof and no condition exists that with notice or the passage of time or both would constitute an Event of Default and (iii) showing, in reasonable detail satisfactory to Bank, computations supporting the calculation of the Borrowing Base as of the last day of such calendar month, (B) a Receivables Report, (C) a Payables Report and (D) a Schedule of Inventory, each certified to Bank by each Borrower’s President or chief financial officer; and

                                         (2)         As soon as available, and in any event within 90 days after the close of each fiscal year of each Borrower, the consolidated balance sheet, profit and loss statement and statement of cash flows of each Borrower for such fiscal year, all as prepared and audited by an independent certified public accountant selected by Borrowers and reflecting the unqualified opinion of such auditor and otherwise satisfactory to Bank and certified to Bank by each Borrower’s President or chief financial officer; and

                                        (c)         As soon as available, and in any event within 20 days following the final day of each calendar month, the consolidated balance sheet, profit and loss statement and statement of cash flows (including management’s discussion and analysis section) of each Borrower for such month, all as prepared by Borrowers’ management and certified to Bank by each Borrower’s President or chief financial officer.

                           5.8        Plant, Properties, Equipment and Collateral.  Each Borrower will maintain, preserve and keep its properties and equipment in good repair, working order and condition and will from time to time make all needful and proper repairs, renewals, replacements, additions and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained subject to normal wear and tear incurred during the normal course of business.  All Collateral will be located and maintained at the locations set forth in Schedule 3.8 and at no other place or location, except for inventory sold in the ordinary course of business.  Each Borrower will deliver to Bank such UCC Financing Statements, mortgages, assignments, filings, recordations, notices, and other documents as are required by Bank, in its sole discretion, in connection with the maintenance and perfection of Bank's security interest in the Collateral.

                           5.9        Notice of Event of Default.  Promptly after knowledge thereof shall have come to the attention of any officer or director of any Borrower, and in any event within 3 days of such knowledge, such Borrower will provide to Bank written notice of the occurrence of any Event of Default including, without limitation, notice of any disposition of assets by any Borrower, other than in the ordinary course of business, or the existence of any condition which would, with notice or the passage of time or both, constitute an Event of Default.

                           5.10      Insurance.  Each Borrower will insure and keep insured, with insurance companies reasonably satisfactory to Bank, all tangible property owned directly or indirectly by such Borrower which is of a character usually insured by entities similarly situated and operating like properties and as may otherwise be required by Bank; and will insure such other hazards and risks (including employers' and public liability risks) with insurance companies acceptable to Bank to the extent usually insured by entities similarly situated in conducting similar businesses and as may otherwise be required by Bank.  Each Borrower will cause Bank to be named as a lender's loss payee and additional named insured on all such insurance policies and shall cause all such policies to contain a prohibition against cancellation, modification or amendment without 30 days prior written notice to Bank and, at the request of Bank, collaterally assign such insurance to Bank as additional security for the Liabilities.  Each Borrower will deliver to Bank, upon the signing of this Agreement and, at the request of Bank from time to time hereafter, a certificate evidencing Borrowers’ compliance with its obligations hereunder and/or a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section.

                           5.11      Access to Facilities and Equipment .  Bank shall have the right, from time to time, upon reasonable notice to any Borrower and during normal business hours, to inspect, examine and make investigations of such Borrower’s facilities and the Collateral.

                           5.12      Mergers, Consolidations, Sales and Sale and Leaseback Transactions.  Borrowers will not sell, lease or otherwise dispose of all or a substantial part of its tangible properties or assets except for sales of inventory in the ordinary course of business, sell or discount any of its loans or consolidate or be a party to a merger, business combination or other reorganization with any other Person, provided, however, that either Borrower may be a party to a merger, business combination or other reorganization in which such Borrower is the surviving entity and the amount of borrowed money does not exceed $1,000,000.  The term “substantial” as used herein shall mean the aggregate amount of 10% or more, in any calendar year, of the property and assets of Borrowers.

                           5.13      ERISA.  Each Borrower (a) will promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed might result in the imposition of a lien against any of their respective properties or assets, (b) shall promptly notify Bank of the occurrence of any reportable event (as defined in ERISA) which might result in the termination by the PBGC of any employee benefit plan covering any officers or employees of any Borrower any benefits of which are, or are required to be, guaranteed by PBGC (a "Plan") or of receipt of any notice from PBGC of its intention to terminate or withdraw from any Plan and (c) shall not terminate any such Plan or withdraw therefrom unless it shall be in compliance with all of the terms and conditions of this Agreement after giving effect to any liability to PBGC resulting from such termination or withdrawal.

                           5.14      Burdensome Contracts with Affiliates.  Borrowers will not enter into any contract, agreement, lease or business arrangement with an Affiliate on terms and conditions which are less favorable to any Borrower than would be usual and customary in similar contracts, agreements or business arrangements between persons not affiliated with each other.

                           5.15      Environmental.  Each Borrower’s business, operations and the ownership, use, maintenance and operation of its businesses and property (personal and real) will, at all times, be in compliance, in all material respects, with all Environmental Laws.  Borrower  will promptly provide Bank written notice upon obtaining knowledge of any condition or occurrence relative to any real property owned or leased by any Borrower that may reasonably give rise to a claim or liability under Environmental Laws, the effect of which could reasonably materially, adversely impact the business, operations, use, financial condition or prospects of such Borrower.

                           5.16      Operating Accounts.  Borrowers will maintain all of their primary cash concentration, operating and disbursement demand deposit accounts with Bank and shall maintain balances in such accounts as are necessary to compensate Bank for any service charges on such accounts.  Borrowers will deposit into such accounts all amounts necessary to pay any service charges payable to Bank immediately following notice from Bank of the amount by which such service charges exceed the balance in such accounts plus interest at the Revolving Credit Rate.  Borrowers grant Bank the right to debit Borrowers’ accounts for all monthly payments of principal and interest and service charges due and payable to Bank.

                           5.17      Restricted Payments.  Borrowers will not during any fiscal year (a) directly or indirectly purchase, redeem or otherwise acquire or retire any interest of any shareholder of any Borrower; or (b) make or declare any distributions to any shareholder of any Borrower with respect to such shareholder’s interest in any Borrower.

                           5.18      Value of Assets.  The fair market value of Borrowers’ assets, as determined in a manner and based on assumptions reasonably satisfactory to the Bank, shall be materially greater than the total liabilities of Borrowers, and such shall remain the case until all Liabilities have been paid in full.

                           5.19      Total Capital Funds.  Borrowers’ Total Capital Funds shall not, at the end of any calendar month, be less than $9,300,000.

                           5.20      Debt Service Ratio.  Borrowers shall not permit the ratio, as determined at the end of each calendar quarter beginning with the calendar quarter ending December 31, 2001, of (i) Cash Flow to (ii) Debt Service to be less than 1.0 to 1.0.

                           5.21      Financial Covenant Certificate.  As soon as available, and in any event within 30 days following the end of any period for which a financial covenant is being measured, the Borrowers shall deliver to Bank a certificate in form and substance satisfactory to Bank, certified to Bank by each Borrower's President or chief financial officer and showing a computation of all financial covenants for the period then ended.

                           5.22      Name Changes.  No less than 30 days prior to the effective date thereof, each Borrower will immediately notify Bank in writing of any change in the name of such Borrower or the use of any assumed name by such Borrower.  Such Borrower will execute and deliver to Bank any and all financing statements and other documents requested by Bank in connection therewith.

             6.          EVENTS OF DEFAULT; REMEDIES

                           6.1        Events of Default .  The occurrence of any one of the following shall constitute an "Event of Default" hereunder:

                                         (1)         Default in the payment of any principal on the Notes when due whether at the stated maturity thereof or at any other time provided for therein or in this Agreement or in the payment when due of interest on the Notes or of any fee, charge or other payment payable by Borrowers under the Notes, this Agreement or any of the Loan Documents when due;

                                         (2)         Default in the observance or performance of any other provision of this Agreement or the other Loan Documents that is not cured within 20 days following notice thereof from Bank;

                                         (3)         Default shall occur under any other evidence of indebtedness for money borrowed, issued, assumed or guaranteed by any Borrower or under any indenture, agreement or other instrument under which the same may be issued which involves or could involve an aggregate amount in excess of $25,000, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such indebtedness;

                                         (4)         Any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes in an aggregate amount in excess of $25,000 over the amount covered by insurance shall be entered or filed against any Borrower or against any of its respective properties or assets and remains unpaid, unvacated, unbonded or unstayed for a period of 30 days;

                                         (5)         Any representation or warranty made by any Borrower in this Agreement or the other Loan Documents or any statement or certificate furnished pursuant hereto or thereto proves misleading in any material respect;

                                         (6)         Any Borrower becomes insolvent or bankrupt, or bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or laws for the relief of debtors are instituted against any Borrower and are not dismissed within 30 days after such institution or a decree or order for the appointment of a trustee or receiver for any Borrower for the major part of its properties is entered by a court of competent jurisdiction and the trustee or receiver appointed pursuant to such decree or order is not discharged within 30 days after such appointment;

                                         (7)         Any Borrower shall institute bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or laws for the relief of debtors or shall consent to the institution of such proceedings against it by others or to the entry of any decree or order adjudging any Borrower bankrupt or insolvent or approving as filed any petition seeking reorganization under any bankruptcy or similar law or shall apply for or shall consent to the appointment of a receiver or trustee for any Borrower for the major part of its properties or any Borrower shall make an assignment for the benefit of creditors or shall admit in writing its inability to pay its debts as they mature or shall take any corporate action in contemplation or in furtherance of any of the aforesaid purposes;

                                         (8)         Any Borrower will, for any reason, fail to operate all or substantially all of its business and facilities for a period of greater than 15 consecutive days;

                                         (9)         There is an adverse change in the business, operations or financial condition of any Borrower, as determined by Bank in its sole discretion.

                           6.2        Remedies.  Upon the occurrence of any Event of Default described in Paragraph 5.1, then all outstanding principal and accrued and unpaid interest under the Notes and all fees, charges, costs and expenses payable hereunder and thereunder and under the other Loan Documents shall, at Bank’s option with respect to the Events of Default set forth in Sections 5.1 (a), (b), (c), (e) and (i) and immediately with respect to the Events of Default set forth in Sections 5.1 (d), (f), (g) and (h), become due and payable without presentment, demand, protest or notice of any kind and the obligation of Bank to extend further credit pursuant to any of the terms hereof shall immediately terminate.

             7.          MISCELLANEOUS

                           7.1        Changes in Corporate Base Rate.  Any change in the interest rate on advances under any of the Loans resulting from a change in the Bank’s corporate base rate shall be and become effective as of and on the date of the relevant change in the Bank’s corporate base rate.

                           7.2        Record Keeping .  The amount and date of each advance made under the Loans and the amount and date of each payment of principal and interest thereon shall be recorded by Bank on its books and records and the amount of principal and interest shown on the Bank's books and records as owing on the Loans from time to time shall be prima facie evidence of the amount so owing.  The failure to so record any amount or any error in so recording any such amount, however, shall not limit or otherwise affect Borrowers’ obligations hereunder or under the Notes to repay the principal amount of the Loans together with all accrued interest thereon.

                           7.3        Application of Payment .  All payments on the Loans shall be applied first to accrued and unpaid interest under the respective Loan with the remainder, if any, to be applied to the payment of the outstanding principal balance of the respective Loan.

                           7.4        Holidays.  If any principal of or interest on the Notes shall fall due on a Saturday, Sunday or another day which is a legal holiday for banks in the State of Illinois, such principal or interest shall be due on the next succeeding business day, and interest at the rate the respective Note bears for the period prior to maturity shall continue to accrue from the stated due date thereof to and including the next succeeding bank business day on which the same shall become payable.

                           7.5        No Waiver, Cumulative Remedies.  No delay or failure on the part of Bank or on the part of the holder or holders of the Notes to exercise any power or right shall preclude any other or further exercise thereof, or the exercise of any other power or right, and the rights and remedies hereunder of Bank and of the holder or holders of the Notes are cumulative and not exclusive of any rights or remedies of which any of them would otherwise be entitled.

                           7.6        Amendments, etc .  No amendment, modification, termination or waiver of any provision of this Agreement, the Notes or the other Loan Documents shall be effective unless the same shall be in writing and signed by Bank and Borrowers. No notice to or demand on Borrowers in any case shall entitle Borrowers to any other or further notice or demand in any similar or other circumstances.

                           7.7        Survival of Representations and Warranties.  Until all principal, interest and fees due to Bank under the Loan Documents have been paid in full and the credit facilities hereunder are no longer available to Borrowers, the representations, warranties and covenants set forth herein shall remain in full force and effect.

                           7.8        Costs and Expenses .  Borrowers agree to pay all costs and expenses of Bank including, without limitation, the attorneys' fees and costs incurred by Bank in connection with (i) the making of the Loans and the negotiation, preparation, execution and delivery of the Loan Documents and (ii) field examinations and appraisals performed by Bank in connection with the making of the Loans.  Borrowers further agree to pay, on demand, all costs and expenses (including attorneys' and paralegals' fees, as well as costs and expenses incurred pursuant to Section 5.2), if any, incurred by Bank or any holder of the Notes in connection with the enforcement of this Agreement, the Notes or the other Loan Documents or any attorneys’ fees and costs incurred by Bank in connection with the maintenance of the Loan Documents or any waiver of or amendment to the Loan Documents.

                           7.9        Taxes.  Any and all amounts required to be paid by any Borrower hereunder shall be paid in Dollars in immediately available funds, free and clear of and without deduction for or on account of any present and future income, stamp, documentary, excise or other taxes or levies, imposts, deductions, charges, compulsory loans or withholdings whatsoever imposed, assessed, levied or collected by any state, province or nation or any political subdivision or taxing authority or other agency thereof or therein.  Each Borrower hereby agrees to indemnify and hold harmless the Bank for the full amount of all Taxes (hereinafter defined), which indemnity shall survive the termination hereof.  If any Borrower is required by law to deduct or withhold any taxes or any payments, including all penalties and interest related thereto (collectively hereinafter referred to as “Taxes”), it will pay such additional amount as may be necessary in order that the net amount received by the Bank after the required deduction or withholding (including any required deduction and withholding on account of any such Taxes) shall equal the amount the Bank would have received had no such deduction or withholding been made.  If any Borrower is required or permitted to pay any Taxes directly to any taxing authority, such Borrower shall furnish to the Bank the original copy of a receipt evidencing payment thereof within 30 days after said payment is made.

                           7.10      Notices.  All communications provided for herein shall be in writing and shall be deemed to have been given or made when delivered personally, three days after deposited in the United States mail (certified mail, postage prepaid) or one day after deposited with a nationally recognized overnight courier (delivery prepaid), or upon receipt of a confirmation of a facsimile transmission, addressed as follows: (a) if to Borrowers, to Jeffrey R. Mistarz, Electric City Corp., 1280 Landmeier Road, Elk Grove Village, Illinois 60007; (b) if to Bank, to American National Bank and Trust Company of Chicago, 120 South LaSalle Street, Chicago, Illinois 60603, Attn: Mr. Peter B. Harrison, with a copy to Horwood Marcus & Berk Chartered, 180 N. LaSalle Street, Suite 3700, Chicago, Illinois 60601, telecopy no. (312) 606-3232, Attn: Jeffrey A. Hechtman, Esq.

                           7.11      Binding Nature, Governing Law, Etc .  This Agreement, the Notes and the other Loan Documents shall be binding upon Borrowers and their successors and assigns and shall inure to the benefit of Bank and its successors and assigns, including any subsequent holder of the Notes.  This Agreement, the Notes and the other Loan Documents and the rights and duties of the parties hereto and thereto shall be governed by and construed in accordance with the laws of the State of Illinois.  This Agreement, the Notes and the other Loan Documents constitute the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.  Borrowers may not assign their respective rights hereunder or thereunder without the prior written consent of Bank.

                           7.12      General.  Article and paragraph headings used in this Agreement are for convenience of reference only and are not to be part of this Agreement for any other purpose.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall as to such jurisdiction be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.  This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts and by facsimile, and all such counterparts taken together shall be deemed to constitute one instrument.

                           7.13      Field Audits and Financial Examinations.  Bank shall have the right, at Borrowers’ sole cost and expense, to conduct field audits and financial examinations of Borrowers from time to time; provided, however , that as long as no Event of Default has occurred or is continuing and no event has occurred that with notice or the passage of time or both would constitute an Event of Default, Bank shall not perform more than 2 field audits or financial examinations of Borrowers during any calendar year.

                           7.14      Loan Documents.  All documents required pursuant to the credit facilities to be extended by Bank to Borrowers hereunder including, without limitation, the Notes and the other Loan Documents, shall be acceptable to Bank and its counsel in both form and substance and unless otherwise agreed to by Bank shall be prepared by counsel for Bank.

                           7.15     Jury Trial, Venue, Jurisdiction.  BORROWERS WAIVE ANY RIGHT TO TRIAL BY JURY ON ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (I) UNDER THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT WHICH MAY BE DELIVERED IN THE FUTURE IN CONNECTION WITH THE LOANS OR (II) ARISING FROM THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE NOTES, THE OTHER LOAN DOCUMENTS OR ANY BANKING RELATIONSHIP BETWEEN BORROWERS AND BANK IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR THE OTHER LOAN DOCUMENTS, AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.  BORROWERS  IRREVOCABLY AGREE THAT ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED ONLY IN COURTS HAVING SITUS WITHIN THE CITY OF CHICAGO, STATE OF ILLINOIS.  BORROWERS HEREBY CONSENT AND SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED WITHIN SAID CITY AND STATE.  BORROWERS HEREBY WAIVE ANY RIGHT EACH MAY HAVE TO TRANSFER OR CHANGE VENUE OF ANY SUCH ACTION OR PROCEEDING.

             IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year specified at the beginning hereof.

BORROWERS:

ELECTRIC CITY CORP.

By: /s/ Jeffrey Mistarz
Its: Chief Financial Officer & Treasurer

SWITCHBOARD APPARATUS, INC.

By: /s/ Jeffrey Mistarz
Its: Treasurer

             Accepted and agreed to at Chicago, Illinois as of the day and year first above written.

BANK:

AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO

By: /s/ Peter B. Harrison, Jr.
Its: Vice President

Schedule 3.1
Legal and Beneficial Owners of Issued and Outstanding Capital Stock of Borrowers

All of the authorized and issued shares of Switchboard Apparatus, Inc. (a Delaware Corporation) are owned by Electric City Corp.

Schedule 3.3
Liens and Encumbrances

1.  Lien on the real property located at 1280 Landmeier Road, Elk Grove Village, IL  60007-2410 by CIB Bank

2.  Lien on a 1999 Mercury Sable by Ford Motor Credit

3.  Lien on personal property of Electric City Corp. by LaSalle Bank N.A.

4.  Lien on personal property of Switchboard Apparatus, Inc. by Oxford Bank & Trust

Schedule 3.8
Collateral/Locations

1.  Personal property located at:

     a.          1280 Landmeier Road, Elk Grove Village, IL  60007-2410, and

     b.          2820 South 19th Avenue, Broadview, IL  60155-4732

Schedule 4.1

Existing Liens

1.  Lien on the real property located at 1280 Landmeier Road, Elk Grove Village, IL  60007-2410 by CIB Bank

2.  Lien on all of the assets of the Company by Joseph Marino as security for the note dated May 30, 2000

3.  Lien on a 1999 Mercury Sable by Ford Motor Credit

Schedule 4.3

Post Closing Indebtedness

1.  Mortgage with CIB Bank for the property located at 1280 Landmeier Road, Elk Grove Village, IL

2.  Auto loan with Ford Motor Credit for 1999 Mercury Sable

3.  Subordinated Note with Joseph Marino dated May 30, 2000

4.  Borrowings between Electric City Corp. and Switchboard Apparatus, Inc.

5.  The Convertible Senior Subordinated Promissory Note between the Company and Newcourt Capital USA.